US Euro Securities, Inc. 13661 Perdido Key Drive Perdido Key, Florida 32507	Lane Capital Markets, LLC 263 Queens Grant Road Fairfield, Connecticut 06824

________________, 2007

VALUERICH, INC.
1804 N. Dixie Highway, Suite A
West Palm Beach, Florida 33407

Re:           Underwriting Agreement
Initial Public Offering
Form SB-2 (File No.:  333-135511)

Gentlemen:

This Agreement confirms the mutual understanding and agreement between ValueRich, Inc., a Delaware corporation  (the “Company”), and US Euro Securities, Inc. and Lane Capital Markets, LLC, as exclusive managing agents  (the “Managing Agents”)  in connection with the offering and sale, on a “best-efforts, minimum/maximum” basis (the “Offering”), through the Managing Agents and other broker-dealers identified on Schedule I attached hereto (together with the Managing Agents, the “Placement Agents”) of a minimum of 1.6 million (1,600,000) (the “Minimum Offering”) and a maximum of 2.3 million (2,300,000)  shares (the “Maximum Offering”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company (the “Securities”) at an initial offering price to the public of  $3.50  per share (the “Offering Price”) pursuant to a registration statement on Form SB-2, as amended (File No.: 333-135511) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is further described in the Registration Statement.

1.           Registration Statement.  The Registration Statement, including the prospectus included in the Registration Statement, and the exhibits filed therewith, for the registration of the Securities under the Securities Act will be prepared by the Company and filed with the SEC and the applicable state authorities. The Registration Statement, any amendments thereto, and all documents filed by the Company with the SEC shall conform in all material respects with the requirements of the Securities Act and the Rules and Regulations promulgated thereunder. All financial statements contained in the Registration Statement and any amendment thereto shall have been reported on by independent certified public accountants acceptable to the Managing Agents, it being agreed that Chisholm, Bierwolf & Nilson, LLC, the Company’s current independent auditors, are acceptable to the Managing Agents.

The Registration Statement, includes the prospectus, Part II, and financial schedules and exhibits thereto, as amended at the time when it shall become effective, and the prospectus included as part of the Registration Statement on file with the SEC when it shall become effective or, if the procedure in Rule 430A of the Rules and Regulations (as defined below) under the Securities
Act is followed, the prospectus that discloses all the information that was omitted from the prospectus pursuant to such Rule on the date the Registration Statement is declared effective by the SEC (the “Effective Date”), and in either case, together with any changes contained in any prospectus filed with the SEC by the Company with your consent after the Effective Date, is herein referred to as the “Final Prospectus.” If the procedure in Rule 430A is followed, the prospectus included as part of the Registration Statement on the date when the Registration Statement became effective is referred to herein as the “Effective Prospectus.” Any prospectus included in the Registration Statement and in any amendments thereto prior to the Effective Date of the Registration Statement is referred to herein as a “Preliminary Prospectus.” For purposes of this Agreement, “Rules and Regulations” mean the rules and regulations adopted by the SEC under the Securities Act.

2.           Representations, Warranties and Covenants of the Company.  In order to induce the Managing Agents to enter into this Agreement, the Company hereby represents, warrants and covenants as follows:

(a)           Neither the Registration Statement nor the other material to be filed with the SEC will contain any untrue statements of material facts nor will there be any omissions of material fact required to be stated therein or that are necessary to make the statements therein not misleading, except that, as between the parties, this covenant will not apply to any  statement or omission made in reliance upon or in conformity with information furnished to the Company by and with respect to the Placement Agents expressly for use in the Registration Statement or any amendment or supplement thereto.

(b)           The Registration Statement, as may be amended from time to time, shall be submitted to the Managing Agents for review at least five (5) business days before the date the Company and Managing Agents propose to file the Registration Statement with the SEC. All amendments and supplements to the Registration Statement shall be submitted to the Managing Agents at least five (5) business days prior to the date that such amendments are intended to be filed with the SEC, which time period may be shortened by mutual consent of the parties. The content of any verbal comments and copies of all comment letters received from the SEC shall immediately be supplied to Managing Agents and their counsel. The Company will deliver to the Managing Agents as many copies of the manually executed and conformed Registration Statement and each amendment thereto (including exhibits), as the Managing Agents shall reasonably request and at the same time as such documents are filed with the SEC. The Company will not allow the Registration Statement to become effective without obtaining the prior written consent of the Managing Agents.

(c)           The Company has obtained a CUSIP number for the Securities, and the Company will use its best efforts to register or qualify (or exempt from registration/qualification) the Securities for offering in every state, territory or possession of the United States (including the District of Columbia, hereinafter referred to as a “State”) in which it plans to offer the Securities for sale.  The materials filed or to be filed with any State will not contain any untrue statements of material fact nor are there or will there be any omissions of material facts required to be stated therein  that are necessary to make the statements therein not misleading, except that, as between the parties, this covenant will not apply to any statement or omission made in reliance upon or in conformity with information furnished to the Company by and with respect to Placement Agents expressly for use in the materials filed with the State.

(d)           The outstanding capital stock of the Company has been duly and validly authorized, issued and is fully paid and non-assessable and will conform to all statements made in the Registration Statement, including the Prospectus and relevant exhibits, with respect thereto.  The Securities have been duly and validly authorized and, when issued and delivered against payment as provided in this Agreement, will be validly issued, fully paid and non-assessable.

(e)           The Securities are validly authorized, and when issued and delivered in accordance with this Agreement, will be validly issued, fully paid and nonassessable, without any personal liability attaching to the ownership thereof, and will not be issued in violation of any preemptive or similar rights of stockholders of the Company, and the holders thereof will receive good title to the Securities free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders’ agreements and voting trusts.  The Securities conform to all statements relating thereto in the Registration Statement and Prospectus.

(f)           The Company has been legally incorporated and is now, and always during the period of the Offering will be, a validly existing corporation under the laws of the State of Delaware, lawfully qualified to conduct the business for which is was organized and which it proposes to conduct.  The Company will always during the period of the Offering be qualified to conduct business as a foreign corporation in each jurisdiction where the nature of its business requires such qualification.

(g)           The Company’s certificate of incorporation provides for the authorization of 100 million (100,000,000) shares of Common Stock and ten million (10,000,000) shares of preferred stock, par value $0.001 per share.  There are no outstanding options, warrants or other rights to purchase or otherwise receive securities of the Company except as described in the Registration Statement.

(h)           The Company has no subsidiaries nor contemplates acquiring subsidiaries or engaging in mergers with or the acquisition of any companies.

(i)           The financial statements, together with related schedules and notes, to be included in the Registration Statement will present fairly the financial condition of the Company and will be reported upon by independent public accountants according to generally accepted accounting principles and as required by the rules and regulations of the Commission.

(j)           Neither the Securities nor any other Company’s securities are subject to preemptive rights.

(k)           The Company has the legal right and authority to enter into this Underwriting Agreement, to effect the proposed sale of the Securities, and to effect all other transactions contemplated by this Agreement.

(l)           The Company is eligible to use Form SB-2 for the offering of the Securities.

(m)           The Company possesses adequate certificates and permits issued by the appropriate federal, state and local regulatory authorities necessary to conduct its business and to retain possession of its properties.  The Company has not received any notice of any proceeding relating to the revocation or modification of any of these certificates or permits.

(n)           The Company has filed all tax returns required to be filed and is not in default in the payment of any taxes that have become due pursuant to any law or any assessment.

(o)           All of the contracts, leases, licenses, permits and agreements under which the Company operates as will be described in the Registration Statement are in full force and effect.  The Company is not in default under any of the material terms or provisions of any such contracts, leases, licenses, permits or agreements.

(p)           All original documents and other information relating to the Company’s business are and will continue to be made available upon request to the Managing Agents and their counsel at the offices of the Company, and copies of any such documents will be promptly furnished upon request to the Managing Agents or their counsel.

(q)           The Company shall appoint Interwest Transfer Company, Inc., or another firm reasonably acceptable to the Managing Agents, as the Company’s transfer agent.  The Company will continue to retain a transfer agent reasonably satisfactory to the Managing Agents for so long as the Company is subject to the reporting requirements under Section 12(g) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  The Company will make arrangements to have available at the office of the transfer agent sufficient quantities of the Company’s appropriate certificates as may be needed for the quick and efficient transfer of the Securities.

(r)           The Company will use the proceeds from the sale of the Securities as will be set forth in the Registration Statement and Prospectus.

(s)           There are no contracts or other documents required to be described in the Registration Statement or to be filed as exhibits to the Registration Statement that will not be described or filed as required.

All of the above representations and warranties shall survive the performance or termination of this Agreement.

3.           Representations, Warranties and Covenants of the Managing Agents.  Each of the Managing Agents represents, warrants and covenants as follows:

(a)           It is registered as a broker-dealer with the Commission, and is registered to the extent registration is required with the appropriate governmental agency in each State in which it offers or sells the Securities, and is a member of the National Association of Securities Dealers, Inc. (“NASD”) and will use its best efforts to maintain such registrations, qualifications and memberships throughout the term of the Offering.

(b)           To the knowledge of the Managing Agent, no action or proceeding is pending against the Managing Agent or any of its officers or directors concerning the Managing Agent’s activities as a broker or dealer that would affect the Company’s offering of the Securities.

(c)           The Managing Agent, or the Placement Agents, will offer the Securities only in those states and in the quantities that are identified in the Blue Sky Memoranda from the Company’s counsel to the Managing Agent that the offering of the Securities has been registered or qualified (or exempt from registration/qualification) for sale under the applicable State statutes and regulations.  The Managing Agent and the Placement Agents, however, may offer the Securities in other States if (i) the transaction is exempt from the registration requirements in that State, (ii) the Company’s counsel has received notice ten days prior to the proposed sale, and (iii) the Company’s counsel does not object within such ten-day period.

(d)           The Managing Agent, in connection with the offer and sale of the Securities and in the performance of its duties and obligations under this Agreement, agrees to use its best efforts to comply with all applicable federal laws; the laws of the states or other jurisdictions in which the Securities are offered and sold; and the Rules and current written interpretations and policies of the NASD.

(e)           The Managing Agent is a duly organized entity, validly existing and in good standing under the laws of the state of its formation with all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder.

(f)           This Agreement has been duly authorized, executed and delivered by the Managing Agent and is a valid agreement on the part of the Managing Agent.

(g)           Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any breach of any of the terms or conditions of, or constitute a default under, the formation documents or bylaws of the Managing Agent or any indenture, agreement or other instrument to which the Managing Agent is a party or violate any order directed to the Managing Agent of any court or any federal or State regulatory body or administrative agency having jurisdiction over the Managing Agent or its affiliates.

(h)           No person acting by, through or under the Managing Agent will be entitled to receive from the Managing Agent or from the Company finders’ fees or similar payments, except as set forth in this agreement.

All of the above representations and warranties shall survive the performance or termination of this Agreement.

4.           Employment of the Managing Agents. In reliance upon the representations and warranties and subject to the terms and conditions of this Agreement:

(a) The Company employs the Managing Agents as its exclusive agents to sell for the Company's account the Securities, on a cash basis only, at a price of $3.50 per share. The Managing Agents agree to use their best efforts, as agents for the Company, to sell the Securities subject to the terms and conditions set forth in this Agreement. It is understood between the parties that there is no firm commitment by the Managing Agents to purchase any or all of the Securities.

(b) The obligation of the Managing Agents to offer the Securities is subject to receipt by it of written advice from the SEC that the Registration Statement is effective, is subject to the Securities being registered or qualified (or exempt from registration/qualification) for offering under applicable laws in the States as may be reasonably designated, is subject to the absence of any prohibitory action by any governmental body, agency or official, and is subject to the terms and conditions contained in this Agreement and in the Registration Statement.

(c) The Company and the Managing Agents agree that unless a minimum of 1.6 million (1,600,000) of the Securities to be offered are subscribed on or within 60 days (or such lesser number of days as may be required by the American Stock Exchange) after the Effective Date, (which period may be extended by the Managing Agents for an additional period or periods of up to 60 days in the aggregate), the agency between the Company and the Managing Agents will terminate. In such an event, the full proceeds that have been paid for the Securities shall be returned to the purchasers within five (5) business days. Prior to the sale of all of the Securities to be offered, all proceeds received from the sale of the Securities will be deposited into a non-interest bearing escrow account entitled "ValueRich, Inc. Escrow Account" (the "Escrow Account") with Continental Stock Transfer & Trust Company (the "Escrow Agent") or the Clearing Firm Account (as defined below).

(d) The Managing Agents, the Company and the Escrow Agent have entered into a fund escrow agreement ("Escrow Agreement") filed as exhibit to the Registration Statement. The Company agrees to faithfully perform its obligations under the Escrow Agreement. The Managing Agents will promptly deliver the funds designated for deposit to the Escrow Account into the Escrow Account in accordance with Rule 15c2-4 of the Exchange Act, but in any event not later than noon the next business day after receipt of such funds. The Managing Agents will promptly deliver a copy of each subscription agreement received to the executive offices of the Company, to the attention of the Company's Assistant Treasurer. In accordance with the requirements of Rules 15c2-4 and 10b-9 of the Exchange Act, in the event that the Minimum Offering amount is not met, the funds paid into the Escrow Account or Clearing Firm Account (as defined below) shall be promptly returned to each individual subscriber by the Escrow Agent or Clearing Firm, as the case may be, and not returned to the Managing Agents or the Company for delivery to such subscribers.

(e)           Additionally, a bank account (the “Clearing Firm Account”) has been established at US Euro Securities’ Clearing Firm (the “Clearing Firm”) where NASD member firms can use the Depository Trust Company (DTC) system and their trades can be processed on an electronic basis. Upon confirmation that the funds held in the Escrow Account together with the total shares verified by Effective Notice and All Sold Agreements by NASD member firms with the Managing Agents meet the Minimum Offering amount, the process will proceed. The Clearing Firm account name is the “Value Rich Syndicate Account.”  In order to ensure compliance with SEC Rule 15c2-4, the Clearing Firm Account will be subject to all requirements of the Escrow Account.

(f)           Prior to the Minimum Closing being consummated, the Managing Agents will receive confirmation of the total amount of funds held both in the Clearing Firm Account and the Escrow Account to ensure that the Minimum Offering amount has been met.  Also prior to the Minimum Closing being consummated, the Company will confirm in writing to the Managing Agents that all subscriptions for all funds constituting the Minimum Offering have been accepted by the Issuer.

(g) Subject to the closing of the sale by the Company of the Minimum Offering, the Company agrees to pay to the Managing Agents immediately upon the release to the Company in such closing (the "Initial Closing") of the investors' funds deposited into the Escrow Account and Clearing Firm Account, and upon release to the Company of the investors' funds in each closing thereafter:

(i)	upon each closing, an underwriting discount equal to nine percent (9%) of the aggregate subscription amount for all Securities placed by the Managing Agents and the Placement Agents;
(ii)
a non-accountable expense allowance to the Managing Agents for legal, accounting, and other miscellaneous expenses equal to three percent (3%) of the aggregate subscription amount for all Securities placed by the Managing Agents and the Placement Agents; such allowance to be paid on each closing of the Offering with respect to the amount closed in each such closing less advances which are to be applied against such expense allowance as stated; and

(iii)
A bank check or wire transfer of $108,000 pursuant to a three (3) year consulting agreement, in the form substantially similar to that attached hereto as Annex A, at a fee of $36,000 per year to be entered into by and between the Company and the Managing Agents, which such agreement shall be effective upon the Closing.

(h)           At the Initial Closing, the Company shall also deliver to the Managing Agents, lock-up agreements, satisfactory to the Managing Agents (the “Lock-Up Agreements”), from each of the officers, directors and 5% or more stockholders to the Company, agreeing that for a period of twelve (12) months from the date the Effective Date, he, she or it will not, without the Company’s and each Managing Agent’s prior written consent, offer, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any shares of Common Stock of the  Company, including without limitation, any shares of Common Stock issuable upon the exercise of any employee stock options; provided however, that such persons may  offer, sell contract to sell, grant an option for the sale of, or otherwise dispose of all or any part of his, her or its shares of Common Stock or other securities or instruments of the Company during such period only if such transaction is private in nature and the transferee of such shares of Common Stock or other securities or instruments agrees in writing prior to such transaction, to be bound by all of the provisions of such Lock-up Agreement.  The Lock-up Agreements shall also provide that each of the officers, directors and 5% or more stockholders of the Company will agree that subsequent to the expiration of this twelve (12) month lock-up period, they will only dispose of or otherwise encumber any of their shares when the Securities price, adjusted for any splits, or any material change in capital structure via merger or business combination, trades 60% above the Offering Price for a twenty (20) consecutive business day period. Commencing 12 months from the date of this prospectus, should the Company’s Common Stock trade sixty percent (60%) above the Offering Price for a twenty (20) consecutive business day period, all contractual lock-ups will be terminated. The lock-up will expire in all cases eighteen (18) months from the Effective Date. .

(i)           The Company shall be responsible for all of its selling expenses incident to the offering which are customarily incurred, paid, or borne by or on behalf of issuers in connection with the sale of securities, even though such expenses are paid through the Managing Agents. Such selling expenses include, but are not limited to, the following: (1) the cost of preparing, printing, and filing registration applications, registration statements, prospectuses, offering circulars, and other documents used in registering securities, including any registration fees and other expenses associated therewith; (2) the amount of any attorney's fees and expenses incurred or paid in connection with the Offering; (3) the amount of any accountant's or auditor's fees and expenses incurred or paid in connection with the Offering; (4) the amount of the fees and charges of any transfer agents, registrars, indenture trustees, escrow agents, depositories, engineers, appraisers, or other professional or technical experts; (5) the cost of authorizing, preparing, and printing certificates for securities and other documents relating thereto, including taxes and stamps; (6) the amount of all printing, advertising, traveling expenses, and expenses in connection with meetings and presentations for informational or promotional purposes (e.g., "road show") incurred or paid by the Company or, at the request of or with the prior approval of the Company, which approval shall not be unreasonably withheld, by the Managing Agents, in registering or selling securities; and (7) any other costs (including staffing or other additional administrative costs) directly or indirectly borne by the Company in respect of the sale of the securities being offered, that are not selling costs for the offering.

(j)           At each Closing, the Managing Agents shall have received the favorable opinion of Lehman & Eilen, LLP, counsel for the Company, having offices at Mission Bay Office Plaza, 20283 State Road 7, Suite 300, Boca Raton, Florida 33498, addressed to the Managing Agents, to the satisfaction of the Managing Agents.

(k)           At each closing, the Managing Agents shall have received a customary “cold comfort” letter from the Company’s auditors.

5.           Further Agreements of the Company.  The Company further agrees with the Managing Agents as follows:

(a)           To use its best efforts to cause the Registration Statement to become effective under the Securities Act as promptly as possible and notify the Managing Agents immediately, and confirm such notice in writing, (i) when the Registration Statement and any post-effective amendment thereto become effective under the Securities Act, (ii) of the receipt of any comments from the SEC or the “blue sky” or securities authority of any jurisdiction regarding the Registration Statement, any post-effective amendment thereto, the Prospectus, or any amendment or supplement thereto, (iii) of the filing with the SEC of any supplement to the Prospectus, and (iv) of the receipt of any notification with respect to a Stop Order.  The Company will use its best efforts to prevent the issuance of any Stop Order and, if and if any Stop Order is issued, to obtain the lifting thereof as promptly as possible.  If the Registration Statement has become or becomes effective under the Securities Act with a form of prospectus omitting information under Rule 430A of Regulation C promulgated under the Securities Act, or filing of the prospectus with the SEC is otherwise required under Rule 424(b) of Regulation C, the Company will file with the SEC the Prospectus, properly completed, pursuant to such rule within the time period prescribed and will provide evidence satisfactory to the Managing Agents of such timely filing.

(b)           During the time when a Prospectus relating to the Securities is required to be delivered hereunder or under the Securities Acts or regulations promulgated by the SEC, comply with all the requirements imposed upon it by the Securities Act, as now existing and hereafter amended, and by the rules and regulations promulgated thereunder, as from time to time in force, so far as necessary to permit the continuance of the sales of the Securities in accordance with the provisions hereof.  If, at any time when a Prospectus relating to the Securities is required to be delivered hereunder or under the rules or the regulations promulgated by the SEC, any event shall have occurred as a result of which, in the reasonable opinion of counsel for the Company or counsel for the Managing Agents, the Registration Statement or the prospectus as then amended or supplemented contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or if, the in the reasonable opinion of either of such counsel, it is necessary at any time to amend or supplement the Registration Statement or the prospectus to comply with the Securities Act and the rules and regulations promulgated thereunder, the Company will immediately notify the Managing Agents and promptly prepare and file with the SEC an appropriate amendment or supplement (in form and substance satisfactory to the Managing Agents) which will correct such statement or omission of which will effect such compliance and will use its best efforts to have any such amendment declared effective under the Securities Act as soon as possible.

(c)           The Company will use its best efforts to register or qualify the sale of the Securities in such States as shall be reasonably requested by the Managing Agents.

(d)           The Company will deliver to the Managing Agents as many copies of the Preliminary Prospectus the Managing Agents may reasonably request during the period following the filing of the Registration Statement and each amendment thereto.  The Company will deliver to the Managing Agents as many copies of the Final Prospectus and each post-effective amendment of the Registration Statement, as the Managing Agents may reasonably request during the period of the offering and for ninety (90) days after the closing date,

(e)           The Company will file with the Commission and any appropriate State securities commissioners any sales and other reports required by the rules and regulations of such agencies and will promptly supply copies to the Managing Agents.

(f)           The Company will notify the Managing Agents a reasonable amount of time in advance of any additional issuance of shares following a successful closing, for a period of two years following the Final Closing Date, except upon the issuance of shares underlying warrants outstanding on the closing date and shares issued pursuant to any duly adopted directors or employees stock or stock option or equivalent plan, the issuance of which Company will notify the Managing Agents within five business days following such issuance.

6.           Indemnification and Contribution.

(a)           Indemnification by Company. The Company shall indemnify and hold harmless each Managing Agent and each participating dealer against any and all loss, claim, damage or liability, joint or several, to which such Managing Agent or participating dealer may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, or liability (or action with respect thereto) arises out of or is based upon (a) any violation of any registration requirements; (b) any improper use of sales literature by the Company; (c) any untrue statement or alleged untrue statement made by the Company in Section 2 hereof; (d) any untrue statement or alleged untrue statement of a material fact contained (i) in the Registration Statement, any Preliminary Prospectus, Effective Registration or the Final Prospectus or any amendment or supplement thereto, or (ii) in any application or other document, executed by the Company specifically for such application or based upon written information furnished by the Company, filed in order to qualify the Securities under the securities laws of the states where filings were made (any such application, document, or information being hereinafter called “Blue Sky Application”); or (e) the omission or alleged omission to state in the Registration Statement, any Preliminary Prospectus, the Effective Prospectus, or the Final Prospectus or any amendment or supplement thereto or in any Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein not misleading; and shall reimburse the Managing Agents and each participating dealer for any legal or other reasonable expenses incurred by the Managing Agents and participating dealer in connection with investigating or defending against or appearing as a third-party witness in connection with any such loss, claim, damage, liability or action, notwithstanding the possibility that payments for such expenses might later be held to be improper, in which case the person receiving them shall promptly refund them; except that the Company shall not be liable in any such case to the extent, but only to the extent, that any such loss, claim, damage, or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company through the Managing Agents or participating dealer by or on behalf of the Managing Agents or participating dealer specifically for use in the preparation of the Registration Statement, any Preliminary Prospectus, the Effective Prospectus and the Final Prospectus or any amendment or supplement thereto, or any Blue Sky Application.

(b)           Indemnification by Managing Agents. The Managing Agents shall indemnify and hold harmless the Company against any and all loss, claim, damage or liability, joint or several, to which the Company may become subject under the Securities Act or otherwise, insofar as such loss, claim, damage, liability (or action in respect thereto) arises out of or is based upon (a) any untrue statement or alleged untrue statement of a material fact contained (i) in the Registration Statement, any Preliminary Prospectus, the Effective Prospectus or the Final Prospectus or any amendment or supplement thereto or (ii) in any Blue Sky Application; or (b) the omission or alleged omission to state in the Registration Statement, any Preliminary Prospective, the Effective Prospectus or the Final Prospectus or any amendment or supplement thereto or in any Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein not misleading; except that such indemnification shall be available in each such case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon information and in conformity with written information furnished to the Company through the Managing Agents or on behalf of the Managing Agents specifically for use in the preparation thereof; and shall reimburse any legal or other expenses reasonably incurred by the Company in connection with the investigation or defending against any such loss, claim, damage, liability or action.

(c)           Right to Provide Defense. Promptly after receipt by an indemnified party under Section 6(a) or 6(b) above of written notice of a claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such section, notify the indemnifying party in writing of the claim or the commencement of that action; the failure to notify the indemnifying party shall not relieve it of any liability which it may have to an indemnified party, except to the extent that the indemnifying party did not otherwise have knowledge of the claim or the commencement of the action and the indemnifying party’s ability to defend against the claim or action was prejudiced by such failure. Such failure shall not relieve the indemnifying party from any other liability which it may have to the indemnified party or any person identified in Section 6(d) below. If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under such section for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; except that the indemnified party shall have the right to employ counsel to represent the indemnified party who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the indemnified party under this Section 6 if, in the reasonable judgment of the indemnified party, it is advisable for the indemnified party to be represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be by the indemnifying party. The indemnified party may, but shall not be obligated to, participate in the defense at its own expense with its own counsel. Notwithstanding anything contained herein, the Company shall promptly reimburse, or advance if so requested by the Managing Agents, any and all reasonable and accountable attorney fees and expenses incurred, or to be incurred, by the Managing Agents under this Section 6.

(d)           Contribution. If the indemnification provided for in Sections 6(a) and 6(b) of this Agreement is unavailable or insufficient to hold harmless an indemnified party, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages, or liabilities referred to in Sections 6(a) or 6(b) above (a) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Managing Agents or participating dealers on the other from the offering of the Securities; or (b) if the allocation provided by clause (a) above is not permitted by applicable law, in such proportion as is appropriate to reflect the relative benefits referred to in clause (a) above but also the relative fault of the Company on the one hand and the Managing Agents or participating dealers on the other in connection with the statements or omissions which resulted in such losses, claims, damages, or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Managing Agents or participating dealers shall be deemed to be in the same proportion as the total net proceeds from the Offering (before deducting expenses) received by the Company bear to the total compensation received by the Managing Agents or participating dealers under this Agreement. Relative fault shall be determined by reference to, among other things, whether the untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Company, the Managing Agents, or the participating dealers and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such untrue statement or omission. For purposes of this Section 6(d), the term “damages” shall include reasonable counsel fees or other expenses reasonably incurred by the Company, the Managing Agents, or participating dealers in connection with investigating or defending any action or claim which is the subject of the contribution provisions of this Section 6(d). Notwithstanding the provisions of this Section 6(d), no Managing Agent or participating dealer shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Managing Agent or participating dealer has otherwise been required to pay by reason of any such untrue statements or omissions. No person adjudged guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Under this Section 6(d), each Managing Agent’s obligations to contribute are several in proportion to their respective underwriting obligations and not joint. Each party entitled to contribution agrees that upon the service of a summons or other initial legal process upon it in any action instituted against it in respect of which contribution may be sought, it shall promptly give written notice of such service to the party or parties from whom contribution may be sought, but the omission so to notify such party or parties of any such service shall not relieve the party from whom contribution may be sought from any obligation it may have hereunder or otherwise (except as specifically provided in Section 6(d) hereof).

(e)           Extension of Obligations. The obligations of the Company under this Section 6 shall be in addition to any other liability which the Company may otherwise have, and shall extend, upon the same terms and conditions, to each person, if any, who controls any Managing Agent within the meaning of the Securities Act; and the obligations of the Managing Agents under this Section shall be in addition to any liability that the respective Managing Agent may otherwise have, and shall extend, upon the same terms and conditions, to each director of the Company (including any person who, with his consent, is named in the Registration Statement as about to become a director of the Company), to each officer of the Company who has signed the Registration Statement, and to each person, if any, who controls the Company within the meaning of the Securities Act.

7.           Termination.

(a)           This Agreement shall become effective 9:30 a.m., New York City local time, on the first full business day following the date on which the Registration Statement becomes effective under the Securities Act.  Subject to paragraph (c) of this Section, this Agreement may be terminated by the Managing Agents by written notice sent to the Company at the address shown in this Agreement at any time prior to the Initial Closing.

(b)           An attempt to assign any rights and obligations under this Agreement shall constitute automatic termination of this Agreement.

           (c)           Managing Agents may terminate this Agreement, by notice to the Company, at any time prior to the final closing of this Offering (i) if there has occurred any material adverse change, outbreak of hostilities or other calamity or crisis the effect of which on the financial markets of the United States is such as to make it, in the Managing Agents’ judgment impracticable to market the Securities or enforce contracts for the sale of the Securities, (ii) if trading in the securities of the Company has been suspended or materially limited by the SEC, (iii) if trading generally on any national or foreign stock exchange or over-the-counter market has been suspended, or minimum or maximum prices for trading have been fixed, or maximum ranges for  prices for securities have been required, by either of said exchanges or market or by order of the SEC or any other governmental authority, (iv) if a banking moratorium has been declared by either federal or any state authorities or (v) there shall have occurred any change, or any development or event involving a prospective change, in the condition (financial or otherwise), business, properties or results of operations of the Company, which, individually or in the aggregate, in the judgment of the Managing Agents, is material and adverse and makes it impractical or inadvisable to proceed with the offering, sale or delivery of the Securities on the terms and in the manner contemplated in the Prospectus.

           (d)           If this Agreement is terminated pursuant to this paragraph 7, such termination shall be without liability of any party to the other parties other than incurred and payable expenses and fees owing under this Agreement..

8.           Notices.  All notices shall be deemed to have been duly given if mailed, or if communicated by telegraph, facsimile, electronic mail or telephone and subsequently immediately confirmed in writing:

To the Company:	ValueRich, Inc. 1804 N. Dixie Highway, Ste. A West Palm Beach, FL 33497 Tel: (561) 832-8878 Attn: Joseph Visconti, CEO

With a copy to:	Lehman & Eilen, LP Mission Bay Office Plaza 20283 State Road 7, Ste 300 Boca Raton, FL 33498 Tel: (561) 237-0804 Fax: (561) 237-0803 Attn: Hank Gracin, Esq.

To the Managing Agents:
US EURO Securities, Inc.
13661 Perdido Key Drive
Perdido Key, FL 32507
Tel: (212) 631-7770
Fax: (212) 656-1191
Attn: Michael Roy Fugler

Lane Capital Markets, LLC
263 Queens Grant Road
Fairfield, CT  06824
Tel: (203) 255-0341
Fax: (203) 254-1184
Attn: John D. Lane

With a copy to:	The Sourlis Law Firm The Galleria 2 Bridge Avenue Building 5, 1st Floor Red Bank, NJ 07701 Tel: (732) 530-9007 Fax: (732) 530-9008 Attn: Virginia K. Sourlis, Esq.

9.           Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the Company and the Managing Agents and their successors.  Nothing expressed in this Agreement is intended to give any person other than the persons mentioned in the preceding sentence any legal or equitable right, remedy or claim under this Agreement.

10.           Arbitration.  The Company and the Managing Agents agree that in the event a dispute arises between the Managing Agents and the Company or any their its officers, directors, employees, agents, attorneys or accountants, arising out of, in connection with or as a result of the execution of this Agreement or as a result of any subscription tendered by any purchaser of the Securities, such dispute shall be resolved through arbitration rather than litigation.  The parties agree to submit such disputes for resolution to the NASD within five (5) days after receiving a written request from any of the aforesaid parties to do so.  The failure by the Company or Managing Agents to submit any dispute to arbitration as requested may result in the commencement of an arbitration proceeding against such party.  The parties further agree that any hearing scheduled after an arbitration proceeding is initiated by any of the aforesaid parties shall take place in Pensacola, Florida. The parties acknowledge that the result of the arbitration proceeding shall be final and binding on all of the parties to the proceeding, and by agreeing to arbitration the parties are waiving their respective rights to seek remedies in Court.

11.           Syndicate.

(a)           The Managing Agents agree that they shall use their best efforts to be qualified to sell securities to purchasers in all 50 United States, the District of Columbia and the Commonwealth of Puerto Rico either through its own brokers or through qualified and/or licensed by NASD.

(b)           The Managing Agents shall enter into selling agreements with licensed brokers and/or dealers it selects who are acceptable to the Company using a form of selling agreement reasonably acceptable to the Company ("Selling Agreements").  The Managing Agents may also enter into Selling Agreements with Placement Agents selected by the Company who are reasonably acceptable to the Managing Agents, which such Placement Agents upon the execution of Selling Agreements shall be deemed part of the syndicate of Placement Agents. Neither the Company nor the Managing Agents shall unreasonably withhold acceptance of any Placement Agent proposed by the other party.

12.           Miscellaneous Provisions.

(a)           This Agreement shall be construed in accordance with the laws of the State of New York.

(b)           The representations and warranties made in this Agreement shall survive the termination of this Agreement and shall continue in full force and effect.

(c)           This Agreement is made solely for the benefit of the Company and its officers, directors and controlling persons within the meaning of Section 15 of the Securities Act and of the Managing Agents and their officers, directors and controlling persons within the meaning of Section 15 of the Securities Act, and their respective successors, heirs and personal Managing Agents, and no other person shall acquire or have any right under or by virtue of this Agreement.  The term “successor” as used in this Agreement shall not include any purchaser, as such, of the Securities.

(d)           The information contained in the Company’s database of potential investors is strictly confidential and Placement Agent shall use that information as provided by the Company solely for the purpose of offering the Securities, and satisfying its fiduciary obligations to all purchasers of the Securities.  The Managing Agents may specifically open accounts for, and discuss other investments with, any potential investor in the Company's database who already has a relationship with the Managing Agents, or who specifically requests that service and/or related information from the Managing Agents (including requests through Managing Agents’ website contact form), but the Managing Agents shall not make any general solicitation to others in the Company's investor database without the express written consent of the Company.  The
Managing Agents shall use its best efforts to obtain compliance with this paragraph by the Placement Agents.

13.           Effectiveness.  The effectiveness of this Agreement shall be subject to the approval of the Company’s board of directors.

If this letter agreement correctly sets forth our understanding, please indicate your acceptance in the space provided below for that purpose.

Sincerely,

US EURO SECURITIES, INC.

By: _______________________Name:  Michael Roy Fugler
Title:                      Chairman

LANE CAPITAL MARKETS, LLC

By: _______________________Name:  John D. Lane
Title:                      President

Confirmed and accepted as of ______________, 2007

VALUERICH, INC.

By: ____________________
Name:  Joseph Visconti
Title:   Chief Executive Officer and President

SCHEDULE I

Managing Agents
US Euro Securities, Inc.
Lane Capital Markets, LLC

Placement Agents